CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 333-47011 and 811-08673) of our reports dated February 11, 2015 on the financial statements and financial highlights of Core Value Portfolio, MidCap Stock Portfolio, Small Cap Stock Index Portfolio and Technology Growth Portfolio (four of the series comprising Dreyfus Investment Portfolios) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended December 31, 2014.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 10, 2015